First National Lincoln Corporation Reports Earnings Per Share of $0.32 for the Second Quarter of 2006

DAMARISCOTTA, ME, July 26 – First National Lincoln Corporation (Nasdaq NM: FNLC), today announced earnings per share of $0.32 on a fully diluted basis for the quarter ended June 30, 2006, up $0.01 or 3.2% from the $0.31 reported for the same period in 2005. Net income for the quarter ended June 30, 2006, was $3,172,000, an increase of $39,000 or 1.2% from the $3,133,000 posted for the second quarter of 2005.

The Company also announced earnings per share of $0.62 on a fully diluted basis for the six months ended June 30, 2006, even with the $0.62 reported for the same period in 2005. Net income for the six months ended June 30, 2006, was $6,148,000, an increase of $18,000 or 0.3% over the $6,130,000 posted for the first six months of 2005.

“The current flat yield curve continues to create a very challenging environment for most banks,” noted the Company’s President and Chief Executive Officer, Daniel R. Daigneault. “While the Company has had excellent growth in earning assets in 2006, increasing $59.3 million or 6.2% year-to-date, at the same time our liability costs have increased more rapidly than our yield on assets. This has led to lower net interest income as a result of margin compression, with our net interest margin declining to 3.21% for the second quarter of 2006, compared to 3.46% for the first quarter of 2006 and 3.87% for the second quarter of 2005.

“To mitigate the impact of margin compression, we have focused on revenue growth and cost control,” President Daigneault continued. “Revenue growth can be seen in non-interest income, or revenues from fees and other sources, which is up by 13.9% or $542,000 for the first six months of 2006 compared to the same period in 2005. This total included an 18.8% increase in investment management income posted by First Advisors and increased levels of revenue on deposit accounts. Cost control can be seen in non-interest expense, which declined 1.2% or $126,000 for the first six months of 2006 compared to the same period in 2005. This was attributable primarily to lower employee costs. In addition to these steps, we have adjusted our balance sheet to reduce our exposure to higher liability costs should rates continue to rise.”

President Daigneault’s view of current economic conditions was echoed in a recent article in Value: The Community Bank Wall Street Report. Ryan Beck & Co. banking analyst Collyn Bement Gilbert notes that “the highly competitive environment, from both a lending and deposit-gathering standpoint, will likely continue to impact margins within the banking industry. While deposit inflows have been plentiful during the past 18-24 months, growth has shifted fairly dramatically from non-interest-rate-sensitive deposits to highly rate-sensitive deposits, thus increasing banks’ funding costs.”

“FNLC’s asset quality remains strong,” President Daigneault observed, “with past due loans and chargeoffs at continued low levels. The coastal Maine economy is strong, and we continue to see growth and development as a result of the physical beauty and quality of life that our region offers. It is this economic growth that has enabled us to consistently grow our balance sheet with quality assets for a number of years.”

“Total assets increased by $58.4 million or 5.6% since December 31, 2005, to $1.10 billion,” observed F. Stephen Ward, the Company’s Treasurer and Chief Financial Officer. “This is in line with the asset growth that the Company has experienced on a pro-forma basis for the past five years, with total assets increasing at a compound annual growth rate of 12.9%. All of our growth year-to-date has been in earning assets, with the investment portfolio increasing $5.7 million or 3.1% to end the period at $189.7 million, while the loan portfolio increased $53.4 million or 6.9% to end the period at $825.7 million.

“We have continued to see a shift in our funding mix during 2006,” Mr. Ward observed, “with deposits increasing by $73.0 million or 10.2% to $787.0 million, while borrowed funds declined $18.5 million or 8.6% to $196.6 million. The deposit growth this year was in certificates of deposit, which are among our most expensive sources of funding. At the same time core deposits, or our lower-cost sources of funding, declined by $35.4 million or 8.7%, the result of the normal seasonal patterns for the coastal Maine economy as well as a shift from checking, savings, and money market accounts to certificates of deposit due to higher interest rates.

“Our operating ratios remain very strong, however,” Mr. Ward continued. “The impact of the cost savings that President Daigneault discussed can be seen in our efficiency ratio, which is very good at 50.8% year-to-date, and dropped below the important 50.0% threshold to 49.0% for the second quarter. With our margins under pressure, this demonstrates our ability to control and/or reduce expenses, and it remains excellent compared to peers. At the same time, we posted a return on tangible equity of 16.42% for the quarter ended June 30, 2006, and 16.07% for the first six months of 2006. Although these are slightly lower than the results posted for the same periods in 2005, they remain comfortably above the 15.00% mark which is considered the threshold defining high-performance banks.”

“While our net income is only slightly ahead of last year, in my view our long-term performance remains excellent,” President Daigneault concluded. “First National Lincoln Corporation focuses on the long-term and does not manage the Company on a quarter-to-quarter basis. We continue to pay out more than 40% of our net income to shareholders in the form of cash dividends, and we have recently announced a new stock buyback program to repurchase up to 250,000 shares of our stock. When all of these factors are combined, in my opinion First National Lincoln Corporation remains a very good investment opportunity, especially for the person interested in small, Maine-based companies.”

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Cumberland and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

First National Lincoln Corporation
Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,	June 30,
In thousands of dollars	2006	2005	2005
Assets
Cash and due from banks	$22,606	$25,982	$22,080
Overnight Funds Sold	-	-	-
Securities available for sale	50,486	54,743	52,348
Securities to be held to maturity (fair value $136,317 at June 30, 2006, $128,563 at December 31, 2005, and $108,639 at June 30, 2005)	139,232	129,238	107,693
Loans held for sale (fair value approximates cost)	240	-	412
Loans	825,699	772,338	718,376
Less: allowance for loan losses	6,021	6,086	6,518
Net loans	819,678	766,252	711,858
Accrued interest receivable	6,904	5,005	5,492
Bank premises and equipment	16,285	16,712	16,949
Other real estate owned	1,413	-	-
Goodwill	27,684	27,684	27,960
Other assets	16,055	16,593	13,780
Total Assets	$1,100,583	$1,042,209	$958,572
Liabilities
Demand deposits	$60,941	$62,109	$56,421
NOW deposits	102,618	109,124	106,105
Money market deposits	110,313	127,630	110,463
Savings deposits	99,176	109,615	111,990
Certificates of deposit	161,418	125,741	127,708
Certificates $100,000 and over	252,495	179,745	159,567
Total deposits	786,961	713,964	672,254
Borrowed funds	196,649	215,189	177,729
Other liabilities	11,343	9,604	8,017
Total Liabilities	994,953	938,757	858,000
Shareholders' Equity
Common stock	99	99	99
Additional paid-in capital	46,917	47,718	48,220
Retained earnings	58,202	54,901	50,773
Net unrealized gains on available-for-sale securities	412	734	1,480
Total Shareholders' Equity	105,630	103,452	100,572
Total Liabilities & Shareholders' Equity	$1,100,583	$1,042,209	$958,572

Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	9,817,897	9,832,777	9,819,801
Book value per share	$10.76	$10.52	$10.24

First National Lincoln Corporation
Consolidated Statements of Income (Unaudited)

	For the six months		For the quarters
	ended June 30,		ended June 30,
In thousands of dollars	2006	2005	2006	2005
Interest income
Interest and fees on loans	$25,910	$19,462	$13,403	$10,377
Interest on deposits with other banks	-	5	-	5
Interest and dividends on investments	4,735	3,724	2,430	1,912
Total interest income	30,645	23,191	15,833	12,294
Interest expense
Interest on deposits	11,053	5,067	5,933	2,856
Interest on borrowed funds	4,350	2,715	2,405	1,474
Total interest expense	15,403	7,782	8,338	4,330
Net interest income	15,242	15,409	7,495	7,964
Provision for loan losses	600	100	350	100
Net interest income after provision for loan losses	14,642	15,309	7,145	7,864
Non-interest income
Investment management and fiduciary income	973	819	477	420
Service charges on deposit accounts	1,350	1,151	728	663
Net securities gains	-	-	-	-
Mortgage origination and servicing income	252	375	169	247
Other operating income	1,858	1,546	986	898
Total non-interest income	4,433	3,891	2,360	2,228
Non-interest expense
Salaries and employee benefits	5,170	5,474	2,508	2,848
Occupancy expense	757	697	382	348
Furniture and equipment expense	997	1,035	492	581
Amortization of identified intangibles	142	129	71	70
Other operating expense	3,450	3,307	1,628	1,889
Total non-interest expense	10,516	10,642	5,081	5,736
Income before income taxes	8,559	8,558	4,424	4,356
Applicable income taxes	2,411	2,428	1,252	1,223
NET INCOME	$6,148	$6,130	$3,172	$3,133

First National Lincoln Corporation
Selected Financial Data (Unaudited)

	For the six months ended		For the quarters ended
Dollars in thousands,	June 30		June 30
except for per share amounts	2006	2005	2006	2005

Summary of Operations
Operating Income	$35,078	$27,082	$18,193	$14,522
Operating Expense	26,519	18,524	13,769	10,166
Net Interest Income	15,242	15,409	7,495	7,964
Provision for Loan Losses	600	100	350	100
Net Income	6,148	6,130	3,172	3,133
Per Common Share Data
Basic Earnings per Share	$0.62	$0.63	$0.32	$0.32
Diluted Earnings per Share	0.62	0.62	0.32	0.31
Cash Dividends Declared	0.295	0.255	0.150	0.130
Book Value	10.76	10.24	10.76	10.24
Market Value	16.83	17.00	16.83	17.00
Financial Ratios
Return on Average Equity (a)	11.83%	12.89%	12.10%	12.57%
Return on Average Tangible Equity (a)	16.07%	17.59%	16.42%	17.44%
Return on Average Assets (a)	1.17%	1.37%	1.19%	1.33%
Average Equity to Average Assets	9.86%	10.62%	9.81%	10.62%
Average Tangible Equity to Average Assets	7.26%	7.78%	7.23%	7.65%
Net Interest Margin Tax-Equivalent (a)	3.33%	3.92%	3.21%	3.87%
Dividend Payout Ratio	47.58%	40.48%	46.88%	40.63%
Allowance for Loan Losses/Total Loans	0.73%	0.91%	0.73%	0.91%
Non-Performing Loans to Total Loans	0.31%	0.35%	0.31%	0.35%
Non-Performing Assets to Total Assets	0.23%	0.26%	0.23%	0.26%
Efficiency Ratio	50.80%	52.56%	48.99%	53.33%
At Period End
Total Assets	$1,100,583	$958,572	$1,100,583	$958,572
Total Loans	825,699	718,376	825,699	718,376
Total Investment Securities	189,718	160,041	189,718	160,041
Total Deposits	786,961	672,254	786,961	672,254
Total Shareholders’ Equity	105,630	100,572	105,630	100,572
(a) Annualized using a 365-day basis